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                                                                    EXHIBIT 21.1



                    SUBSIDIARIES OF USLD COMMUNICATIONS CORP.


USLD Communications, Inc. (a Texas corporation)

CalTex Acquisition Corp. (a Texas corporation) - Inactive

Mega Plus Dialing, Inc. (a British Columbia, Canada corporation) - Inactive

U.S. Long Distance, Inc. (a Texas Corporation) - Inactive

U.S. Long Distance Corp. (a Delaware corporation) - Inactive